Exhibit 15.1

KPMG LLP 345 Park Avenue New York, NY 10154

January 29, 2021

Re: Registration Statement No. 333-234337

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated December 23, 2020 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

New York, New York